UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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UNION BANKSHARES COMPANY
_______________________________________________
(Name of Registrant as Specified in Its Charter)

FINANCIAL ANALYTICS INVESTMENT CORPORATION

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SHAREHOLDER DEMOCRACY
AT UNION BANKSHARES COMPANY

The Gory Details

      In contemplation of the 2007 Annual Meeting of Shareholders, a long-term UNBH shareholder (Financial Analytics Investment Corporation, or FAIC) and a related corporation that is also a long-term UNBH shareholder (Lutece Corporation or Lutece) have pursued certain proposals.

      This timeline describes the various roadblocks that Management has attempted to erect in front of us. Keep in mind that FAIC and Lutece bear their own expenses in this effort and also (like all other shareholders) bear their pro rata portion of the expenses the Company incurs, at the behest of UNBH Management, to fight these proposals. The definitive proxy statement that the Company has now mailed to shareholders states on page 26:

[T]he Company's Board believes that the creation of a more democratic election process and providing shareholders a meaningful way to vote in the election of directors are desirable goals that would improve the Company's corporate governance.

After you read about how Management has reacted to our shareholder proposals, we ask you to judge whether Management has been truly supportive of "a more democratic election process."

The Director Nominations

We start with the director nominations that FAIC is pursuing. This topic is somewhat out of sequence, in that the other proposals were made last December in order to comply with the Company's Bylaws. However, these nominations are the most important of our shareholder initiatives, and Management's reactions to these have been grossly unfair.

April 21, 2006: The Company publishes its 2006 proxy statement, which discusses the director nomination process as follows:

Nominees for election to the Board of Directors are selected by the Corporate Governance Committee and are presented to the full Board for approval. The Board of Directors will consider nominees recommended by shareholders on a case-by-case basis if submitted in writing to Sally J. Hutchins, Clerk, Union Bankshares Company, P.O. Box 479, Ellsworth, Maine 04605, not less than 90 days in advance of the date of the annual meeting.[1] . . . Shareholder nominees are analyzed by the Board in the same manner as nominees that are identified by the Board. (Emphasis added)

May 18, 2006: The Company holds its 2006 Annual Meeting. This means that February 17, 2007 will be the earliest possible date by which shareholder nominations for the following year's meeting - assuming that the 2007 meeting is held on May 18, 2007. If held earlier than this date, the notice deadline actually decreases to 60 days (e.g. March 18 for a May 17, 2007 meeting).

February 15, 2007: Pursuant to the "advance notice" provisions of the Bylaws, FAIC sends the Company by Express Mail notice of its intention to nominate Andrew J. Pease, Jr. and Michael V. Jennings for election as directors. At that time, it appears from the Company's SEC filings that there are

[1]

Technically, this is inaccurate in that, according to the Bylaws, the period is 60 days if the Annual Meeting is held before the one-year anniversary of the prior meeting. The Company typically does not announce the meeting date until April, and thus a shareholder will not know for sure what the deadline is until after the fact.

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five seats up for election at the Annual Meeting - three held by incumbent directors and two vacancies - and thus that Mr. Pease and Mr. Jennings would not be running in opposition to the three incumbents.

February 17, 2007: According to U.S. Postal Service records, the February 15 mailing is delivered to the Company's post office box (P.O. Box 479, per the prior year's proxy statement) at 6:02 a.m. on Saturday, February 17. February 17 is the earliest possible date by which notice of director nominations must be given by shareholders.

March 13, 2007: More than three weeks elapse before the Company sends FAIC a letter stating that its nomination notice was received too late and therefore would not be considered by the Corporate Governance Committee or the Board of Directors:

I am writing to inform you that the Corporate Governance Committee of the Board of Directors has reviewed your letter and that, based upon information available to it, has determined that your letter does not constitute timely notice in writing of the nomination, as required by Article IV, Section 8(b) of the Company's Bylaws. As the attempted nomination did not satisfy this provision of the Company's Bylaws, the Corporate Governance Committee will not present your name or that of Mr. Andrew J. Pease as nominees for consideration to the Board of Directors and the Board of Directors will not consider you or Mr. Pease as nominees for election to the Board of Directors.

Although the notice arrived at the requisite address on February 17, Management takes the position that the notice was not effective until actually opened by the Clerk on Tuesday, February 20 after the long Presidents' Day weekend. As such, Management's position is that the notice is one business day late and therefore will be disregarded. Better luck next year!

At the time of the March 13 letter, the Company had not publicly announced the meeting date but had already taken steps to hold the meeting on May 17 - meaning that the true notice deadline under the Bylaws was March 18, or five days after the Company's letter claiming that the February 15 notice was late.

March 28, 2007: FAIC writes the Corporate Governance Committee setting forth reasons why the notice should be considered timely.

March 28, 2007: In the meantime, the Company has deadline problems of its own. On March 28 it files public notice (on SEC Form 8-K) claiming that the Board amended the Bylaws in October 2005 and April 2006 to reduce the number of directors from 15 to 14 and then from 14 to 12. By law, the Company must give immediate notice of all Bylaw amendments, within four business days. Due to the Company's disclosure violations, FAIC is led to believe that a total of five director positions are open for election in 2007. By the time the Form 8-K is filed, however, the deadline has passed for shareholders to give notice of a proposed a Bylaw amendment to restore the number of director positions to 15.[2]

April 2, 2007: FAIC writes a letter to the SEC complaining about the Company's failure to make timely Form 8-K filings about the prior Bylaw amendments, and explaining how FAIC has been prejudiced by the late filing.

April 11, 2007: FAIC files its preliminary proxy statement with the SEC, giving public notice of its intention to pursue two director nominations and giving notice of its other shareholder initiatives. This

[2]

FAIC does not know whether the Board: (i) actually took action in October 2005 and April 2006 to change the number of directors; or (ii) took these actions in 2007 but backdated them to October 2005 and April 2006. FAIC is pursuing a copy of the minutes that will help establish the relevant facts.

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filing contains FAIC's proposed form of proxy card, which tentatively lists all five candidates for election at the 2007 Annual Meeting.

April 12, 2007: Management files the Company's preliminary proxy statement with the SEC, giving public notice of a May 17 meeting. The Company's filing says this about FAIC's director nominations:

The Clerk of the Company received notice from a shareholder of recommended nominees to be elected at the 2007 Annual Meeting on February 20, 2007. However, the shareholder's notice was not submitted in accordance with the Company's Bylaws, in that the notice was not timely and did not include certain required information. Accordingly, the Corporate Governance Committee of the Board of Directors has determined not to nominate the shareholder's recommended nominees.

With the announcement of a meeting date that precedes the anniversary date of the 2006 Annual Meeting, it is self-evident that the applicable notice deadline for director nominations was March 18. This does not stop Management, however, from continuing to assert in its public filings that FAIC's notice was late. Notably, this is the very first mention that Management will pursue an objection to the content of FAIC's notice.

April 13, 2007: FAIC's counsel sends a letter to the Company and Company counsel pointing out that the deadline issue is now moot and pointing out that no objection had ever previously been raised about the content of the notice that FAIC had submitted nearly eight weeks earlier. The letter asks for a response to FAIC's letter of March 28 to the Corporate Governance Committee and asks for details on what requisite disclosures, if any, Management now claims to be missing.

April 16, 2007: In response to FAIC's earlier request for shareholder records, Company counsel writes FAIC counsel stating that the Company does not have a record of beneficial owners (a so-called NOBO list) for any period over the prior three years. FAIC counsel asks for re-confirmation of this statement, in that it appears to be inconsistent with the Company's handling of the 2005 Annual Meeting of Shareholders.

April 19, 2007: FAIC's counsel sends a follow-up letter demanding a retraction of the claim that FAIC's nomination notice was late and demanding a description of the information that Management claims to be missing from FAIC's notice. Later that afternoon, the Company sends a letter responding to FAIC's March 28 letter. The Company's letter states that the Annual Meeting Date has been changed to June 7 and stating that the Corporate Governance Committee has determined that FAIC's February 15 nomination notice "is now timely." The letter further states, however, that the Committee has determined that the February 15 notice "is deficient" because it did not include certain information about "participants" that SEC proxy rules require in the case of election contests. The letter offers FAIC until April 27 to provide the "missing" information.

April 23, 2007: Company counsel admits that the Company did use a NOBO list in 2005. Counsel states that FAIC will receive a copy of the NOBO list as soon as the Company receives this from its proxy solicitation firm.

April 23, 2007: FAIC writes a follow-up letter to the Corporate Governance Committee, complaining about the way that Management has attempted to obstruct the nomination process. Picking up on the request earlier filed with the SEC due to the Company's late Form 8-K filing made on March 28 (the same day that FAIC had earlier written to the Committee), FAIC asks the Committee to recommend that the Board re-expand the size of the directors and endorse Mr. Pease and Mr. Jennings as candidates. Under separate cover, FAIC's counsel sends the Company a supplemental letter the next day, objecting to

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the position that the content of the February 15 notice was deficient. The letter recites the supposedly missing information, all of which is redundant with that appearing in FAIC's proxy statement filings.

April 24, 2007: Soon after receiving the April 23 letter complaining about the nomination process, Sandra Collier (who chairs the Corporate Governance Committee) calls Michael Jennings and invites him to meet with her and the President in Ellsworth. Over the next day, arrangements are made for the meeting to occur on Monday, April 30 at 1:30 p.m.

April 25, 2007: That evening, Company counsel sends FAIC a letter acknowledging receipt of the April 23 letter and stating that (consistent with Company proxy statements in prior years) "it is the policy of the Board of Directors to analyze valid shareholder nominations in the same manner as are identified by the Board," applying the same criteria as have been published in recent proxy statements. The letter then asks for additional biographical information for Mr. Pease and Mr. Jennings, relevant to these previously published criteria. A follow-up message from counsel stated that the Corporate Governance Committee was meeting on the afternoon of April 30 (the same date as the contemplated meeting among Mr. Jennings, Ms. Collier, and others). That message asked for the additional biographical information to be submitted to the Committee by mid-morning on April 30.

April 26, 2007: FAIC's counsel asks whether the Management nominees would consent to being named on FAIC's proxy card: "To minimize shareholder confusion about the proxy card being solicited by FAIC, would Messrs. Brown, Markos, and Tracy consent to being named on this proxy card? I think you have seen the form of proxy card that we filed with the preliminary. I would think that this would not be objectionable to the Board-endorsed nominees." That message goes unanswered. On April 29, FAIC's counsel sends a follow-up message asking about the status of this request, and stating that Mr. Pease and Mr. Jennings consent to being named on the Company's proxy card. On April 30, Company counsel responds without explanation: "Please be advised that each of Messrs. Brown, Markos and Tracy withhold their consent to being named on FAIC's proxy card."

April 27, 2007: Company counsel sends FAIC a letter acknowledging receipt of the prior "participant" information and asking for additional such information, citing three specific provisions of SEC rules. On April 29, FAIC responds that the answer to all three requested items is "none."

April 27, 2007: On Friday afternoon, Company counsel sends FAIC counsel a letter stating that the meeting "is intended to open a constructive dialogue and establish positive channels of communications" between the Company and FAIC. However, the letter warns that the meeting: (1) must "avoid discussion of past events involving the Company and FAIC"; and (2) must not include discussion of "FAIC's shareholder proposals and facts with respect to Company performance." The letter warns, "Should the discussion turn to past events, legal issues or matters contested in the Company's and FAIC's proxy materials, the representatives of the Company will promptly conclude the meeting." The letter states that the four UNBH directors who will attend "are looking forward to a constructive dialogue with Mr. Jennings, of FAIC." The letter prompted an immediate objection from FAIC. After speaking directly with Ms. Collier over the weekend, Mr. Jennings decided to proceed with the meeting.

April 29, 2007: That Sunday evening, FAIC's counsel sends detailed biographical information about Mr. Pease and Mr. Jennings, in response to the April 25 request from the Company.

April 30, 2007: In response to Ms. Collier's invitation, Mr. Jennings travels over 750 miles to the meeting in Ellsworth. The meeting itself was polite and lasted about a half hour. The dialogue, so called,

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consists of the UNBH representatives asking Mr. Jennings to identify important management issues. The UNBH representatives themselves decline to speak on these topics, claiming that it would be inappropriate for them to speak with a single shareholder (so much for dialogue). During the meeting, Ms. Collier confirms that the Corporate Governance Committee had received the biographical information sent to them the previous night. When asked to confirm that the Committee would be meeting later that afternoon to evaluate the two shareholder nominees, she responds that the Committee would be meeting but hastened to add that she would not confirm that they would be evaluating any nominees. Mr. Jennings then makes the long trip home, all the time wondering why he had been invited to travel more than 16 hours for a meeting so brief and so one-sided that it very easily could have been handled with a simple telephone call.[3]

May 1, 2007: The Company submits a revised preliminary proxy statement which reports that following "an extensive and thorough review of the information regarding the shareholder nominees provided by [FAIC]," the Corporate Governance Committee and the Board "determined that the two shareholder nominees offered no qualifications that the Board did not already possess or to which it did not have access." This is a curious assertion, to say the least. Both Mr. Pease and Mr. Jennings are qualified to serve as "audit committee financial experts" as that term is defined by applicable SEC regulations - important qualifications not found among the current directors. In this same proxy statement, the Company admits:

No current member of the Audit Committee qualifies as an "audit committee financial expert," as that term is defined by applicable SEC regulations. The Company has not yet found a qualified candidate who is willing to serve as an "audit committee financial expert.

May 2, 2007: Slightly more than 24 hours after its public SEC filing, the Company (through counsel) writes FAIC to inform it that the Board on April 30 voted unanimously not to support FAIC's nominees and took no action in response to FAIC's request to re-expand the number of directors. There is no mention of the April 30 meeting. The letter did, however, confirm that the Corporate Governance Committee had determined that the shareholder nominations were validly submitted.

May 11, 2007: The Company at 5:18 p.m. files its definitive proxy statement late in the day, and discloses that it began mailing proxy cards on May 11. The proxy card contains no mention of Mr. Pease or Mr. Jennings. Also excluded are two other pending shareholder proposals.

The Other Shareholder Proposals

December 15: Pursuant to the "advance notice" provisions of the Bylaws, FAIC and a related corporation (Lutece) mail the Company a set of four proposals, for consideration by the Board and for potential consideration by shareholders at the upcoming Annual Meeting. These involve: (i) a proposal to elect directors, in uncontested elections, by majority vote rather than by a mere plurality vote; (ii) a

[3]

The Company's proxy statement subsequently reports: "The Company's President and Chief Executive Officer and the Company's Chairman of the Board also contacted the President of Financial Analytics Investment Corporation, Mr. Michael V. Jennings, to arrange a time to meet in person to discuss the Company's desire to improve communications with Financial Analytics Investment Corporation." The proxy statement does not mention that the meeting did, in fact, occur or that Mr. Jennings traveled so far and at personal expense to attend what turned out to be a very brief and perfunctory meeting. Ironically, this statement appears in a paragraph describing the efforts the Company made to get more information to evaluate the shareholder nominees, even though shareholder nominations was one of the barred topics which Company officials refused to discussed.

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proposal to raise stock ownership thresholds for directors and executive officers; (iii) a proposal requiring the Board to report to shareholders on management succession plans; and (iv) a proposal to remove Mr. Blyberg (the current President and CEO), for cause, from continuing to serve as a director.

January 25: The Company writes the U.S. Securities and Exchange Commission, seeking permission to block the stock ownership proposal from appearing in the Company's proxy card. FAIC receives notice of this request on February 7 and writes the SEC objecting to the request. On April 2, the SEC turns down the Company's request, thereby forcing the proposal to appear in the Company's proxy statement and on the Company's proxy card.

February 14: The Board adopts a "majority election" amendment, to be recommended by it for shareholder approval at the Annual Meeting. By letter dated March 15, Company counsel gave Lutece notice of this action, and asked Lutece to withdraw its prior proposal on this topic. After some correspondence back and forth to clarify the Board's proposed amendment, Lutece agrees not to pursue inclusion of its prior proposal on the Company proxy card. The Company's May 12 proxy statement describes the Board's proposed majority election amendment in considerable detail, but makes no mention that the Board was reacting to a shareholder proposal submitted the prior December.

May 11, 2007: The Company's definitive proxy statement makes no mention that the Board had received a majority election proposal. The Company proxy statement seems to suggest that the Board came up with this proposal on its own initiative:

[T]he Company's Board believes that the creation of a more democratic election process and providing shareholders a meaningful way to vote in the election of directors are desirable goals that would improve the Company's corporate governance. For the above reasons, the Company's Board has determined that the adoption of majority voting for the election of the Company's directors in uncontested elections is in the best interests of the Company and its shareholders. (Emphasis added)

May 11, 2007: The Company's definitive proxy statement states that the blue proxy card solicited by Management will be voted against the proposal to remove Mr. Blyberg as a director and against the proposal asking the Board to report to shareholders on CEO succession planning. No explanation is offered about why the blue proxy card will be voted in this manner. The blue proxy card itself makes no reference to either of these matters, and therefore a shareholder who uses the blue proxy card cannot exercise any choice on whether to support either of these proposals.

NOTE: Much of the correspondence described here is included in Appendix C to FAIC's proxy statement. This and other correspondence also appears on FAIC's website: www.saveuniontrust.com.

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